Exhibit 99.1

NEWS RELEASE

26 Summer St., Bridgewater, MA 02324
www.chasecorp.com	TEL: (508) 279-1789 - FAX: (508) 697-6419
ASE:CCF
FOR IMMEDIATE RELEASE

CHASE CORPORATION ANNOUNCES ITS RESULTS FOR THE
SECOND QUARTER OF FISCAL YEAR 2005

Bridgewater, MA – April 11, 2005 – Chase Corporation (AMEX:CCF) today reported revenues of $42,254,000 for the six months ended February 28, 2005 compared with $42,165,000 for the same period last year.  Net income was $1,750,000 or $0.45 per diluted share for the six months ended February 28, 2005 compared to $1,518,000 or $0.36 per diluted share in the prior year period.  Second quarter fiscal 2005 revenues were $19,855,000 compared to $19,877,000 in the prior year period.  Net income and net income per diluted share were $313,000 and $0.08 in the second quarter of fiscal 2005 compared to $1,105,000 and $0.28, respectively in the second quarter of fiscal 2004.

As discussed in the first quarter, Chase Corporation management anticipated some challenges that would impact the Company’s profitability in the second quarter.  These business and market dynamics, discussed below, along with the fact that seasonality in certain product lines normally make our second quarter results our most difficult, have resulted in reduced profitability in the current quarter compared to the prior year quarter.

1.     While sales in our Specialized Manufacturing segment were solid, profitability was impacted significantly by several large raw material increases on petroleum related materials.  Price increases are currently being introduced to customers which will partially alleviate the increased costs.  During the remainder of the fiscal year we expect more margin squeeze as cost increases outpace the ability to raise prices putting more pressure on productivity improvements.

2.     A slowdown in orders in our Electronic Manufacturing Services segment, along with the costs associated with our relocation to a more efficient facility, also affected profitability.  This transition has been completed effective March 1, 2005 and we are beginning to see positive results in the form of new customers and improved productivity related to equipment enhancements.

3.     The financial impact of implementing the internal control provisions of the Sarbanes-Oxley Act imposes significant costs on small businesses such as Chase.  These costs will be greatest during the implementation phase of the project, which will last through August 2006.  Ongoing compliance costs beyond the initial implementation will lessen, however, will still be present in fiscal years beyond 2006.  Chase must comply with the internal control provisions as of August 31, 2006.

4.     Our new facility in North Carolina continues to make solid improvements and we expect positive financial results for the remainder of the fiscal year.

5.     Effective April 1, 2005 we announced the acquisition of Epoxy Engineering Material.  The manufacturing of this product line will be relocated to our Pittsburgh facility.  We also continue to move forward with completing our due diligence surrounding our potential acquisition of Concoat Holdings based in the United Kingdom. Additionally, we continue to look for new investment opportunities that will benefit and grow our existing operations.

	For the Six Months Ended February 28 (29)		For the Three Months Ended February 28 (29)
	2005	2004	2005	2004

Revenues	$42,254,000	$42,165,000	$19,855,000	$19,877,000

Net Income	$1,750,000	$1,518,000	$313,000	$1,105,000

Net Income per share:
Basic	$0.47	$0.39	$0.08	$0.30
Diluted	$0.45	$0.36	$0.08	$0.28

Weighted average common shares outstanding:
Basic	3,751,000	3,857,000	3,782,000	3,665,000
Diluted	3,919,000	4,158,000	3,925,000	3,973,000

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides “safe harbor” for such forward-looking statements.

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to the specialty chemical, converting and electronic manufacturing industries.  The Company’s stock is traded on the American Stock Exchange (AMEX:CCF).

For further information contact Paula Myers – Shareholder and Investor Relations Department (508) 279-1789 Ext. 219.